Exhibit 99.1

Third Quarter 2013 Financial Results

Expected Third Quarter 2013 Operating Results

For the three months and nine months ended September 30, 2013, we expect to report net income attributable to common stockholders of approximately $21.1 million and $55.4 million, respectively, or approximately $0.32 and $0.86, respectively, per basic and diluted share. For the same period, we expect to report Core Earnings (as defined below) of approximately $25.7 million and $66.3 million, respectively, or approximately $0.39 per basic share and $0.38 per diluted share, and $1.03 per basic share and $1.02 per diluted share, respectively.

Book Value

We expect to report that our book value per common share, determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), was approximately $18.53 on September 30, 2013, down from $18.58 as of June 30, 2013. As of September 30, 2013, we had 66,384,882 shares of common stock outstanding.

Fair Value

We expect to report that, if we accounted for all of our financial assets and liabilities at fair value, the net fair value of our financial assets and liabilities at September 30, 2013 would have been approximately $122.2 million in excess of the net carrying value of our financial assets and liabilities as of the same date.

Core Earnings

Core Earnings, a non-GAAP financial measure, is used to compute incentive fees payable to our manager and we believe it is a useful measure for investors to better understand our recurring earnings from our core business. For these purposes, “Core Earnings” mean the net income (loss), computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) the expenses incurred in connection with our formation and our initial public offering, including the initial and additional underwriting discounts and commissions, (iii) the incentive fee, (iv) real estate depreciation and amortization, (v) any unrealized gains or losses from mark to market valuation changes (other than permanent impairment) that are included in net income, (vi) one-time events pursuant to changes in GAAP and (vii) non-cash items which in the judgment of management should not be included in Core Earnings. For clauses (vi) and (vii), such exclusions shall only be applied after discussions between the manager and our independent directors and approval by a majority of our independent directors.

Set forth below is a reconciliation of our expected Core Earnings to our expected net income attributable to common stockholders.

COLONY FINANCIAL, INC.

EXPECTED CORE EARNINGS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013		2012	2013		2012
GAAP net income attributable to common stockholders	$21,094		$10,456	$55,442		$34,567
Adjustments to GAAP net income to reconcile to Core Earnings:
Noncash equity compensation expense	1,058		654	3,304		3,263
Incentive Fee	—		—	—		936
Depreciation Expense	3,482		1,300	7,836		2,804
Net unrealized loss (gain) on derivatives	82		75	(242)		155

Core Earnings	$25,716		$12,485	$66,340		$41,725

Basic	$0.39		$0.36	$1.03		$1.24

Diluted	$0.38	(1)	$0.36	$1.02	(2)	$1.24

Basic weighted average number of common shares outstanding	65,707,400		34,358,500	64,053,000		33,254,300

Diluted weighted average number of common shares outstanding	74,183,800	(1)	34,358,500	69,424,500	(2)	33,277,700

(1)	Includes the effect of adding back $2,622,000 of interest expense associated with convertible senior notes and 8,476,400 weighted average diluted common share equivalents for the assumed dilutive effect of the convertible senior notes.

(2)	Includes the effect of adding back $4,951,000 of interest expense associated with convertible senior notes and 5,371,500 weighted average dilutive common share equivalents for the assumed dilutive effect of the convertible senior notes.